UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 9, 2019
NuStar Energy L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-16417	74-2956831
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19003 IH-10 West San Antonio, Texas 78257
(Address of principal executive offices)

(210) 918-2000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units Fixed-to-floating rate cumulative redeemable perpetual preferred units	NS NSprA, NSprB and NSprC	New York Stock Exchange New York Stock Exchange

Item 1.01    Entry into a Material Definitive Agreement.

On May 9, 2019, NuStar Pipeline Holding Company, LLC, a Delaware limited liability company (“NPH”), and NuStar Terminals Delaware, Inc., a Delaware corporation (“NTD” and together with NPH, the “Sellers”), both indirect wholly owned subsidiaries of NuStar Energy L.P., a Delaware limited partnership (“NuStar”), entered into a Share Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with GTI Statia Holdings, N.V., a company with limited liability incorporated under the laws of the BES islands (the “Purchaser”) affiliated with Prostar Capital, a private investment firm focused on midstream energy infrastructure assets, to sell to the Purchaser all of the issued and outstanding stock of the Sellers’ subsidiaries that own NuStar’s St. Eustatius terminal facility and related operations (the “Transaction”).  The purchase price for the Transaction is approximately $250 million, subject to adjustments of the purchase price payable at and following closing.  In connection with the execution of the Purchase and Sale Agreement, Purchaser has agreed to pay a deposit in the amount of $500,000 to a third party escrow agent within five business days after the date of the Purchase and Sale Agreement, which Sellers may retain if the Transaction fails to close in certain circumstances and shall serve as Sellers’ sole and exclusive remedy against Purchaser in such circumstances.

The Purchase and Sale Agreement contains various representations, warranties and covenants of the Sellers and the Purchaser that are customary in a transaction of this type.  In connection with the Transaction, Purchaser will obtain a buyer-side representation and warranty insurance policy to provide coverage for breaches of representations and warranties of the Sellers contained in the Purchase and Sale Agreement.  The sole recourse for any damages with respect to any breach or inaccuracy of the representations and warranties made by Sellers in the Purchase and Sale Agreement, subject to certain limited exceptions, will be the representation and warranty insurance policy.  The Transaction is expected to close by the end of the second quarter of 2019 and is subject to satisfaction or waiver of customary specified conditions, including the accuracy of the representations and warranties of the Sellers and the Purchaser (except, with respect to Sellers, to the extent not resulting in a material adverse effect), the issuance of a representations and warranties insurance policy to the Purchaser in a form reasonably satisfactory to the Sellers and the receipt by the Purchaser of satisfactory levels of debt or other external financing on terms satisfactory to the Purchaser.  The Purchase and Sale Agreement contains certain customary termination rights for both the Sellers and the Purchaser, including the rights of either party to terminate if the Transaction has not been completed by July 31, 2019.

A copy of the Purchase and Sale Agreement is filed with this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary of the material terms of the Purchase and Sale Agreement does not purport to be a complete description thereof and is qualified in its entirety by the full text of the Purchase and Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Purchase and Sale Agreement is included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the parties thereto. The representations and warranties of each party set forth in the Purchase and Sale Agreement have been made, or will be made, solely for the benefit of the other parties to the Purchase and Sale Agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been, or will be, qualified by disclosures made to the other parties thereto, (ii) are subject to the materiality standards contained in the Purchase and Sale Agreement, which may differ from what may be viewed as material by investors, and (iii) were, or will be, made only as of the date of the Purchase and Sale Agreement or such other date as is specified in the Purchase and Sale Agreement.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase and Sale Agreement, which subsequent information may or may not be fully reflected in NuStar’s public disclosures.

Item 9.01    Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit Number	Exhibit

Exhibit 2.1*	Share Purchase and Sale Agreement dated May 9, 2019 by and among NuStar Pipeline Holding Company, LLC and NuStar Terminals Delaware, Inc. and GTI Statia Holdings N.V.
* Attachments to the Share Purchase and Sale Agreement have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. The registrant will furnish copies of such attachments to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUSTAR ENERGY L.P.

	By:	Riverwalk Logistics, L.P.
its general partner

		By:	NuStar GP, LLC
its general partner

Date: May 13, 2019			By:	/s/ Amy L. Perry
			Name:	Amy L. Perry
			Title:	Executive Vice President-M&A, Strategic Direction and Investor Relations and Corporate Secretary